Mantra Venture Group Ltd. 1205 – 207 West Hastings St. Vancouver, BC V6B 1H7 Tel: 604-609-2898 Fax: 604-609-2878

Effective Date: March 1, 2009

Q4 Financial Group Inc.
Attn: Dennis Petke

Dear Mr. Petke:

Re:	Amendment to Management Agreement

Mantra Venture Group Ltd. (the “Company”) wishes to amend the Management Agreement entered into on January 7, 2009 to decrease the amount paid to your company to US $5,000 per month.  In consideration for this decrease in compensation, the Company agrees to decrease the amount of time required to be spent by you on the Company’s affairs on a monthly basis.

If you wish to accept this offer, please acknowledge your acceptance by signing in the space provided below.

Yours truly,

MANTRA VENTURE GROUP LTD.

Per:

/s/ Larry Kristof
Larry Kristof, President, CEO
and Authorized Signatory

I accept this offer and agree to the terms and conditions set out above.

/s/ Dennis Petke
Dennis Petke, President, Q4 Financial Group Inc.